UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)       November 4, 2005

GEOTEC THERMAL GENERATORS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Florida

(State or Other Jurisdiction of Incorporation)

000-26315	59-3357040
(Commission File Number)	(IRS Employer Identification No.)

110 East Atlantic Avenue, Suite 200, Delray Beach, Florida	33444
(Address of Principal Executive Offices)	(Zip Code)

(561) 276 9960

(Registrant’s Telephone Number, Including Area Code)

____________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K/A filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[__]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[__]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[__]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[__]     Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01      ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On Friday, November 4, 2005, Geotec Thermal Generators, Inc. (“Geotec” or the “Company”) executed a Technology Purchase (the “Agreement”) with Richcorp, Inc. (“Richcorp”), a Florida corporation, wholly owned by Geotec. The prior acquisition of Richcorp included all Richcorp operations, however the recombinant engineered enzyme/protein technology to modify or remove many different types of hydrocarbons was specifically excluded to be the subject of this Agreement.

Richcorp’s technology comprises the high volume, recombinant engineered manufacturing of numerous proteins/enzymes that can selectively react with specific hydrocarbons to decrease ash (overburden including clays, dolomites, etc.) sulfur or metal concentrations and thereby improving the coal quality and market value. This market value increase directly relates to the BTU or thermal value increase in the coal resulting from the protein/enzyme treatment. There are literally hundreds of millions of tons of coal that have been mined and deposited on open lands that do not meet the specifications of the electric power (Coal is utilized in producing about 55% of the electric power produced in the United States) generation companies. The Company has identified a significant portion of this coal in the Appalachian Basins where the Richcorp technology could increase the quality and market value of the laid up coal, meeting the electric power plant requirements. The Richcorp technology has been utilized and approved by the EPA, (Environmental Protection Agency) whereby the remaining protein effluent can be returned into the environment without risk to plants, animals or ground water. Other washing methods have included chemicals and detergents at a high cost and environmental risk.

Richcorp also has prior experience with at least one major oil company and the demonstration of this technology in oil applications. Heavy crude oil has been improved to yield “lighter” oils (“API shifting”) with reduced sulfur and metals in upstream and downstream oil processing.

The technology is also described on www.richcorp.net and www.rich-labs.com

A copy of the Agreement is attached as an exhibit hereto.

As consideration for the Purchased Shares, Geotec is tendering ten thousand (10,000) shares of its preferred stock (the “Geotec Preferred Stock”) to Richcorp shareholders. The Geotec Preferred Stock will be distributed on a pro rata basis to Mr. Richardson, those shareholders for which Mr. Bergman serves as a proxy, and all other shareholders of Richcorp. The Geotec Preferred Stock will be issued and held in escrow pending the share delivery scheduled for November 1, 2006, 2007 and 2008. The Geotec stock may be converted, based upon profit contribution for up to 21,000,000 common shares, over the multi-year delivery time frames.

ITEM 3.02      UNREGISTERED SALES OF EQUITY SECURITIES

As previously described, Geotec is issuing ten thousand (10,000) shares of its restricted Preferred Stock in exchange for the purchased technology. Mr. Richardson, and those individuals and entities for which he is acting as a proxy, as well as other shareholders of Richcorp, are sophisticated investors who have access to financial and related information of Geotec and agreed to acquire the Geotec Preferred Stock for investment purposes. Accordingly, the offer and sale of the Shares have occurred and will occur in transactions exempt from registration under Section 4(2) of the Securities Act of 1933 and Section 517.061(9) of the Florida Statutes.

ITEM 9.01      FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits

99.7	Technology Purchase Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEOTEC THERMAL GENERATORS, INC.

By:	/s/ Bradley T. Ray

Bradley T. Ray

Chairman, Chief Executive Officer

DATED: November 8, 2005